Exhibit I.1

This share exchange is made for the securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since the issuer is located in Japan, and most of its officers and directors are residents of Japan. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. Furthermore, it may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in open market or privately negotiated purchases.

FOR IMMEDIATE RELEASE

Hitachi and Hitachi Medical Announce

Share Exchange as Method of Making Hitachi Medical

a Wholly-Owned Subsidiary of Hitachi

Tokyo, January 30, 2014 – Hitachi, Ltd. (TSE: 6501; “Hitachi”) and Hitachi Medical Corporation (TSE: 6910; “Hitachi Medical”) today announced that they have determined the method for making Hitachi Medical a wholly-owned subsidiary of Hitachi to be a share exchange with Hitachi as the wholly-owning parent company and Hitachi Medical as the wholly-owned subsidiary (the “Share Exchange”). Details of the Share Exchange including the exchange ratio, the effective date and the status following the Share Exchange, etc. will be announced when they are finalized.

1. Purpose of Making Hitachi Medical a Wholly-Owned Subsidiary via the Share Exchange

As announced in its news release “Hitachi Commences Tender Offer for the Shares of Its Subsidiary, Hitachi Medical” on November 13, 2013 (the “Tender Offer News Release”), Hitachi conducted a tender offer for all of the issued shares of Hitachi Medical (exclusive of Hitachi Medical shares directly owned by Hitachi and treasury shares owned by Hitachi Medical) from November 14 to December 19, 2013, to make Hitachi Medical a wholly-owned subsidiary (the “Tender Offer”). As a result, as of today, Hitachi holds 36,941,083 shares of Hitachi Medical, which corresponds to 94.44% of Hitachi Medical’s total voting rights (39,116) represented by the number of shares (39,116,925 shares) equal to the total number of issued shares of Hitachi Medical (39,540,000 shares) as of today less the number of treasury shares owned by Hitachi Medical (423,075 shares) as of today.

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As noted in the Tender Offer News Release, Hitachi intends to make Hitachi Medical its wholly-owned subsidiary. It was Hitachi’s intent that, in the event that Hitachi was unable to acquire all of the issued shares of Hitachi Medical (exclusive of treasury shares owned by Hitachi Medical) via the Tender Offer, Hitachi would make Hitachi Medical its wholly-owned subsidiary by acquiring all the issued shares of Hitachi Medical (exclusive of Hitachi Medical shares owned by Hitachi) by means of the Share Exchange after the Tender Offer. However, it was Hitachi’s intent that, if, as of the record date after the account settlement of the Tender Offer (Hitachi Medical set December 31, 2013 as the record date), the ownership ratio of U.S. shareholders (see Note below) of Hitachi Medical exceeded 10%, and further if Hitachi was thereby required to submit a registration statement (a “Registration Statement”) in accordance with the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”) in connection with the Share Exchange, Hitachi would make Hitachi Medical its wholly-owned subsidiary in another method in which the submission of a Registration Statement is not required, instead of the Share Exchange.

(Note: The ownership ratio of U.S. shareholders is calculated in accordance with the U.S. Securities Act, which in summary means the ratio will be obtained by dividing the number of shares of Hitachi Medical owned by U.S. shareholders by the total number of issued shares of Hitachi Medical less the number of shares of Hitachi Medical owned by Hitachi and the Hitachi group and the treasury shares owned by Hitachi Medical.)

As Hitachi was unable to acquire all the issued shares of Hitachi Medical (exclusive of treasury shares owned by Hitachi Medical) in the Tender Offer, and it was confirmed that, as of December 31, 2013, the record date after the settlement of the Tender Offer, the ownership ratio of U.S. shareholders of Hitachi Medical did not exceed 10%, Hitachi and Hitachi Medical determined that Hitachi Medical will be made a wholly-owned subsidiary of Hitachi via the Share Exchange.

The purpose of Hitachi making Hitachi Medical its wholly-owned subsidiary is outlined in the Tender Offer News Release and Hitachi Medical’s announcement “ANNOUNCEMENT REGARDING EXPRESSION OF OPINION IN FAVOR OF, AND RECOMMENDATION TO TENDER IN, THE TENDER OFFER BY HITACHI, LTD., OUR CONTROLLING SHAREHOLDER, FOR THE SHARES OF HITACHI MEDICAL CORPORATION” on November 13, 2013.

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2. Overview of the Share Exchange

Both companies plan to implement the Share Exchange without obtaining approval by resolution of a General Meeting of Shareholders, with Hitachi using a simplified share exchange (kani kabushiki kokan) procedure pursuant to Article 796, Paragraph 3 of the Companies Act of Japan, and Hitachi Medical using a short-form share exchange (ryakushiki kabushiki kokan) procedure pursuant to Article 784, Paragraph 1 of the Companies Act of Japan. The effective date of the Share Exchange is yet to be determined but is targeted to be no later than April 2014. The effective date of the Share Exchange will be announced when it is determined.

The Share Exchange intends to deliver Hitachi shares as consideration for the Hitachi Medical shares owned by Hitachi Medical’s shareholders other than Hitachi. Even though the share exchange ratio in the Share Exchange will be finally determined upon consultation between Hitachi and Hitachi Medical, the value of shares of Hitachi Medical to be referred to when determining the consideration to be delivered to the shareholders of Hitachi Medical through the Share Exchange (that is, shares of Hitachi; however, if any fraction less than one share of Hitachi is allocated, the amount of money equivalent to the fraction will be delivered pursuant to the procedures provided in Article 234 of the Companies Act of Japan and other relevant laws and ordinances) will be the same price as the purchase price for the Hitachi Medical shares in the Tender Offer (¥1,800 per share).

3. Likelihood of and Reason for Delisting of Shares

Hitachi Medical will become a wholly-owned subsidiary of Hitachi as of the effective date of the Share Exchange. Hitachi Medical shares will be delisted as of three business days prior to the effective date of the Share Exchange pursuant to the delisting standards and procedures of Tokyo Stock Exchange, Inc. (the “Tokyo Stock Exchange”). Trading of Hitachi Medical shares will become unavailable on the Tokyo Stock Exchange after the delisting.

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About Hitachi, Ltd.

Hitachi, Ltd. (TSE: 6501), headquartered in Tokyo, Japan, is a leading global electronics company with approximately 326,000 employees worldwide. The company’s consolidated revenues for fiscal 2012 (ended March 31, 2013) totaled 9,041 billion yen ($96.1 billion). Hitachi is focusing more than ever on the Social Innovation Business, which includes infrastructure systems, information & telecommunication systems, power systems, construction machinery, high functional material & components, automotive systems and others. For more information on Hitachi, please visit the company’s website at http://www.hitachi.com.

About Hitachi Medical Corporation

Hitachi Medical Corporation (TSE: 6910), is a subsidiary of Hitachi, Ltd., headquartered in Tokyo, Japan. The company is engaged in the development, manufacturing, sales and installment of, and maintenance services for, medical equipment, medical information systems, general purpose analyzers, and medical analyzers. For more information, please visit the company’s website at http://www.hitachi-medical.co.jp/english/index.html.

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Cautionary Statement

Certain statements found in this document may constitute “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. Such “forward-looking statements” reflect management’s current views with respect to certain future events and financial performance and include any statement that does not directly relate to any historical or current fact. Words such as “anticipate,” “believe,” “expect,” “estimate,” “forecast,” “intend,” “plan,” “project” and similar expressions which indicate future events and trends may identify “forward-looking statements.” Such statements are based on currently available information and are subject to various risks and uncertainties that could cause actual results to differ materially from those projected or implied in the “forward-looking statements” and from historical trends. Certain “forward-looking statements” are based upon current assumptions of future events which may not prove to be accurate. Undue reliance should not be placed on “forward-looking statements,” as such statements speak only as of the date of this document.

Factors that could cause actual results to differ materially from those projected or implied in any “forward-looking statement” and from historical trends include, but are not limited to:

•	economic conditions, including consumer spending and plant and equipment investment in Hitachi’s major markets, particularly Japan, Asia, the United States and Europe, as well as levels of demand in the major industrial sectors Hitachi serves, including, without limitation, the information, electronics, automotive, construction and financial sectors;

•	exchange rate fluctuations of the yen against other currencies in which Hitachi makes significant sales or in which Hitachi’s assets and liabilities are denominated, particularly against the U.S. dollar and the euro;

•	uncertainty as to Hitachi’s ability to access, or access on favorable terms, liquidity or long-term financing;

•	uncertainty as to general market price levels for equity securities, declines in which may require Hitachi to write down equity securities that it holds;

•	the potential for significant losses on Hitachi’s investments in equity method affiliates;

•	increased commoditization of information technology products and digital media-related products and intensifying price competition for such products, particularly in the Digital Media & Consumer Products segment;

•	uncertainty as to Hitachi’s ability to continue to develop and market products that incorporate new technologies on a timely and cost-effective basis and to achieve market acceptance for such products;

•	rapid technological innovation;

•	the possibility of cost fluctuations during the lifetime of, or cancellation of, long-term contracts for which Hitachi uses the percentage-of-completion method to recognize revenue from sales;

•	fluctuations in the price of raw materials including, without limitation, petroleum and other materials, such as copper, steel, aluminum, synthetic resins, rare metals and rare-earth minerals, or shortages of materials, parts and components;

•	fluctuations in product demand and industry capacity;

•	uncertainty as to Hitachi’s ability to implement measures to reduce the potential negative impact of fluctuations in product demand, exchange rates and/or price of raw materials or shortages of materials, parts and components;

•	uncertainty as to Hitachi’s ability to achieve the anticipated benefits of its strategy to strengthen its Social Innovation Business;

•	uncertainty as to the success of restructuring efforts to improve management efficiency by divesting or otherwise exiting underperforming businesses and to strengthen competitiveness;

•	uncertainty as to the success of cost reduction measures;

•	general socioeconomic and political conditions and the regulatory and trade environment of countries where Hitachi conducts business, particularly Japan, Asia, the United States and Europe, including, without limitation, direct or indirect restrictions by other nations on imports and differences in commercial and business customs including, without limitation, contract terms and conditions and labor relations;

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•	uncertainty as to the success of alliances upon which Hitachi depends, some of which Hitachi may not control, with other corporations in the design and development of certain key products;

•	uncertainty as to Hitachi’s access to, or ability to protect, certain intellectual property rights, particularly those related to electronics and data processing technologies;

•	uncertainty as to the outcome of litigation, regulatory investigations and other legal proceedings of which the Company, its subsidiaries or its equity method affiliates have become or may become parties;

•	the possibility of incurring expenses resulting from any defects in products or services of Hitachi;

•	the possibility of disruption of Hitachi’s operations by earthquakes, tsunamis or other natural disasters;

•	uncertainty as to Hitachi’s ability to maintain the integrity of its information systems, as well as Hitachi’s ability to protect its confidential information or that of its customers;

•	uncertainty as to the accuracy of key assumptions Hitachi uses to evaluate its significant employee benefit-related costs; and

•	uncertainty as to Hitachi’s ability to attract and retain skilled personnel.

The factors listed above are not all-inclusive and are in addition to other factors contained in other materials published by Hitachi.

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